Exhibit 99.1

PRESS RELEASE

ABH (NYSE, TSX)

AXB (TSX)

AbitibiBowater Provides Update on

Filing of Annual Report on Form 10-K and Related Matters

MONTREAL, CANADA, March 25, 2009 - AbitibiBowater Inc. (the "Company") announced today that on March 18, 2009, it received a written notice from the NYSE Regulation, Inc. (the "NYSE") stating that the Company is not in compliance with the NYSE's continuing listing criteria because it failed to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The Company required additional time to finalize its accounting for certain transactions, to complete its accounting analysis, primarily related to goodwill impairment and long-lived asset impairment, and to more accurately reflect the outcome of a significant pending debt refinancing in its Form 10-K.

The Company is working to finalize its accounting for certain transactions and the related accounting analysis as described above, in connection with the finalization of its consolidated financial statements and related disclosures in the Form 10-K as expeditiously as possible and expects to file the Form 10-K very shortly.

As a result of the delay in filing the Form 10-K, the Company will be unable to use its previously filed registration statements on Form S-3 for a period of at least 12 months from the date the Form 10-K is filed. This means, among other things, that the Company will be unable to deliver freely tradable common shares to holders of the exchangeable shares of AbitibiBowater Canada Inc. upon exercise of their exchange rights until the Company has filed a new registration statement on Form S-1 with respect to such shares and the Securities and Exchange Commission (SEC) has declared the registration statement effective. The Company currently intends to file a new registration statement on Form S-1 in the near future; however, the holders of exchangeable shares may experience a delay in receiving freely tradable common shares deliverable upon exchange of the exchangeable shares until the SEC declares such registration statement effective.

For the period of time during which exchangeable shareholders will not be able to exchange their exchangeable shares for freely tradable shares of the common stock of AbitibiBowater,  the holders of the exchangeable shares may have difficulty in disposing of their shares on the TSX as the volume of exchangeable shares traded on the TSX is generally substantially lower than the volume of shares of common stock of AbitibiBowater traded on the NYSE and the TSX, and there can be no assurance that holders of exchangeable shares will be able to sell their shares at an equivalent price on the TSX as they would otherwise be able to sell shares of common stock of AbitibiBowater had they been able to exchange their exchangeable shares for freely tradable AbitibiBowater common shares on either the NYSE or the TSX.

Any questions regarding the exchangeable shares may be directed to CIBC Mellon Trust Company at 1 800 387-0825 or by email at inquiries@cibcmellon.com.

AbitibiBowater produces a wide range of newsprint, commercial printing papers, market pulp and wood products. It is the eighth largest publicly traded pulp and paper manufacturer in the world. AbitibiBowater owns or operates 24 pulp and paper facilities and 30 wood products facilities located in the United States, Canada, the United Kingdom and South Korea. Marketing its products in more than 90 countries, the Company is also among the world's largest recyclers of old newspapers and magazines, and has third-party certified 100% of its managed woodlands to sustainable forest management standards. AbitibiBowater's shares trade under the stock symbol ABH on both the New York Stock Exchange and the Toronto Stock Exchange.

Contacts

Investors Duane Owens Vice President, Finance 864 282-9488	Media and Others Seth Kursman Vice President, Communications and Government Affairs 514 394-2398 seth.kursman@abitibibowater.com

Forward-Looking Statements

Statements in this news release that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements about the timing of the filing of the Annual Report on Form 10-K, the use of previously filed registration statements on Form S-3, the delivery of freely tradable common shares to holders of the exchangeable shares of AbitibiBowater Canada Inc., the filing of a new registration statement on Form S-1, the difficulties holders of the exchangeable shares may experience in disposing of their shares as well as the price they will be able to sell their exchangeable shares at compared to the price they would have obtained for common stock of AbitibiBowater and our strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words "will", "would" and "intends" and other terms with similar meaning indicating possible future events or potential impact on the business or stockholders of AbitibiBowater.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management's current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the Company's ability to remain in compliance with continued listing standards of the NYSE and the TSX , the risk that the Company could fail to comply with other NYSE or the TSX continued listing requirements, which could result in immediate delisting of the Company's common stock, the ability to use the previously filed registration statements on Form S-3, the ability to deliver freely tradable common shares to holders of the exchangeable shares of AbitibiBowater Canada Inc., the ability to file a new registration statement on Form S-1 that will be declared effective by the Securities and Exchange Commission (SEC)  and the timing of such filing, delays in the reception of freely tradable common shares deliverable upon exchange of the exchangeable shares, holders' ability to exchange exchangeable shares for freely tradable shares of the common stock of AbitibiBowater, holders' ability to dispose of their exchangeable shares on the TSX and the price they may obtain compared with the price of common stock of the Company, the possibility to submit and the delays in processing exchange orders by the registrar and transfer agent of exchangeable shares, prior to the Company's filing of its annual report on Form 10-K and capital markets generally. Additional factors are detailed from time to time in AbitibiBowater's filings with the Securities and Exchange Commission (SEC), including those factors contained in AbitibiBowater's Current Report on Form 8-K filed on February 9, 2009. All forward-looking statements in this news release are expressly qualified by information contained in the Company's filings with the SEC and the Canadian securities regulatory authorities. AbitibiBowater disclaims any obligation to update or revise any forward-looking information.